Exhibit 10-23

PANHANDLE EASTERN CORPORATION

America’s Natural Gas Transportation Company

Dan R. Hennig

Vice President

Human Resources & Administration

May 25, 1995

Mr. Jim Mogg

Dear Jim:

As you have accepted a transfer to Associated Natural Gas Corporation (“ANGC”), you know that your new position will require you to relocate to Denver, Colorado. You also know that you will cease to participate in benefit plans offered to employees of Panhandle Eastern Corporation (“PEC”) and will participate in benefit plans offered to employees of ANGC. You also understand that, as when you were employed by PEC, you will be an “at-will” employee with ANGC; that is, your employment with ANGC is terminable by either you or ANGC at any time for any reason or no reason at all.

The purpose of this memorandum is to memorialize an understanding between you, ANGC and PEC as to what will happen should you desire to terminate your employment with ANGC by your retirement. In such event, you will give ANGC and PEC at least ninety (90) days’ notice of your desire to terminate your employment by retirement. Upon receipt of such notice, you will be transferred to a position of equal base salary at PEC or one of its non-ANGC subsidiaries, selected by PEC management, and you shall be an employee of such entity from the date of your transfer to the date of your retirement. It is important to PEC that you provide this management transition period in connection with the functional development of its non-jurisdictional operations. Upon such transfer, you will be eligible to participate in employee benefit plans generally available to employees of the employing company.

In addition, if, upon your subsequent retirement, it is determined that your retirement benefit under PEC’s defined benefit retirement plans is less than it would have been had you not accepted the transfer to ANGC, PEC will pay you the difference out of its general assets.

P.O Box 1642 Houston, Texas 77251-1642 5400 Westheimer Court 77056-5310 713-627-5850

J. W. Mogg

May 25, 1995

This understanding is binding upon the successors and assigns of PEC. However, it is not binding upon such successors or assigns in the event of a sale or transfer of ANGC prior to the date of your retirement should you elect to remain with ANGC in the event of such sale or transfer rather than retire or transfer to another PEC subsidiary.

This memorandum does not create any additional obligations for either you or PEC and ANGC other than those specifically provided herein.

Please acknowledge your receipt and acceptance of the terms of this memorandum by signing and dating it in the space designated below.

Sincerely,

/s/ DAN R. HENNIG
Dan R. Hennig Vice President,
Human Resources and Administration

ACCEPTED AND AGREED TO THIS 25th DAY OF May, 1995.

/s/ J. W. MOGG

Duke	Duke Energy Corporation
Energy.	5400 Westheimer Court
P.O. Box 1642
Houston, TX 77251-1642

August 4, 2001

Mr. Jimmy W. Mogg

Dear Jim:

You currently are employed by Duke Energy Field Services, LLC (“FS”), an entity in which Duke Energy Corporation (“DEC”), directly or indirectly, holds an ownership interest of approximately 70%, but which is not considered herein to be an affiliated company of DEC. The purpose of this letter is to memorialize an understanding between you and DEC as to what will happen should you decide to terminate your employment with FS in order to retire. In such event, you agree to provide DEC at least thirty (30) day’s notice in advance of the effective date of termination of your FS employment, which notice shall be directed in writing to DEC’s Group President, Energy Transmission, or successor DEC position. You further agree, that coincident with the termination of your FS employment, to accept employment with DEC, or one of its affiliated companies, for a period of at least sixty (60) days, with a base salary rate which is not less than the rate in effect at FS at the time you provided DEC with notice of your decision to terminate FS employment, and with eligibility to participate in the Duke Energy Corporation Executive Cash Balance Plan (“ECBP”), if such plan is then active, and in such other employee benefit plans as are generally available to employees of the employing company, and DEC agrees to cause the offer of such employment to be made. During the period of such employment, you shall provide such management transition services and other assistance in connection with the development of non jurisdictional operations, as DEC may require.

Upon the subsequent termination of such employment, unless DEC determines, in its sole discretion, that your performance during such employment has not been satisfactory, you shall become entitled to the following special benefits. First, if the ECBP is then active, your account therein shall receive a fully vested, supplemental credit in an amount equal to the “make-up amount”, which credit, together with any other vested portion of such account, shall be payable in accordance with the terms of the ECBP. If the ECBP is not then active, then, in lieu of a supplemental credit to your account therein, you shall receive payment, in an amount equal to the make-up amount, subject to withholding for taxes and other lawful purposes, out of DEC’s general assets. For purposes of the proceeding sentence, the make-up amount shall be equal to the amount, if any, by which A exceeds B, where:

“A” is the amount DEC determines to be the present value of the aggregate benefits to which you would have been entitled under the Duke Energy Retirement Cash Balance Plan (“RCBP”) and the ECBP upon the subsequent termination of your employment with DEC and its affiliated companies, if your employment since June 29, 1995, had been with Texas Eastern Transmission Corporation (“TETCO”); and

Mr. Jimmy W. Mogg	-2-	August 4, 2001

“B” is the amount DEC determines to be the present value of the aggregate benefits to which you are entitled under the RCBP and the ECBP, and under any similar program(s) provided by FS (including, but not limited to, any portion of any FS individual account, employee or executive, savings or retirement program that is not attributable to either employee contributions/employee deferral credits or company matching contributions/company matching credits, or both), upon the subsequent termination of your employment with DEC and its affiliated companies, but adjusted to negate the effect of any prior distribution(s).

Second, while you remain eligible for retiree coverage under any DEC-sponsored group health plan, you shall be entitled to periodic reimbursement from DEC for the amount by which DEC determines that the employer subsidy for such coverage to which you are actually entitled, is less than the employer subsidy for such coverage to which you would have been entitled if your employment since June 29, 1995, had been with TETCO. DEC shall increase such reimbursement by the IRS Supplemental Tax Rate and other applicable state or local rates in effect at the time of such reimbursement.

This letter does not create any additional obligations, other than those specifically provided herein, for either you or DEC, and its affiliated companies, and the agreement contained herein may only be amended by written instrument executed by both you and DEC.

Please acknowledge your agreement to the terms of this letter by signing and dating both originals in the space designated below and return one fully executed original to the undersigned. The other fully executed original is for your records.

DUKE ENERGY CORPORATION

By:	/s/ Fred J. Fowler

Its:	Group President, Energy Transmission

Acknowledgment of AGREEMENT hereto, this

                     day of             , 2001.

/s/ Jimmy W. Mogg

4

Duke	PAUL M. ANDERSON
Energy	Chairman and Chief
Executive Officer

Duke Energy Corporation
526 South Church Street
EC3X8
Charlotte, NC 28202-1802
704 382 3525
704 382 5600 fax

March 29, 2004

Mr. Jimmy W. Mogg

Dear Jim:

I am writing to you regarding the Letter Agreement, dated August 4, 2001, between you and Duke Energy Corporation (the “Letter Agreement”). Briefly, under the Letter Agreement, if you satisfy certain advance notice requirements in connection with your decision to terminate your employment with Duke Energy Field Services, LLC (“FS”) in order to retire, and you accept subsequent employment with Duke Energy Corporation (“DEC”), including its affiliates, that continues for at least a specified minimum period, then, upon termination of that subsequent employment, unless DEC determines, in its sole discretion, that your performance during such subsequent employment has not been satisfactory, you become entitled to certain special, retirement-type benefits.

On January 1, 2004, your FS employment terminated and you became employed by DEC, including its affiliates, which employment continues through this day. You previously provided notice of a March 1, 2004, retirement date, but your continuing employment beyond that date, effectively, superceded that notice.

In order to continue implementation of the Letter Agreement in light of these developments, at such time as you should decide to terminate your employment with DEC, including its affiliates, in order to retire, you should provide DEC at least thirty (30) days’ notice in advance of the effective date of termination of such employment, which notice is to be directed in writing to Duke Energy Corporation’s Chairman and Chief Executive Officer.

Very truly yours,

/s/ PAUL M. ANDERSON
Paul M. Anderson

cc:	Fred J. Fowler
Christopher C. Rolfe